Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:
November 11, 2004
Nancy Stark
Verizon Wireless
908.306.6762
nancy.stark@verizonwireless.com

VERIZON WIRELESS NAMES TOWNSEND CFO

BEDMINSTER, NJ – Verizon Wireless, a joint venture of Verizon Communications (NYSE:VZ) and Vodafone Group (NYSE and LSE: VOD), has named John Townsend Vice President and Chief Financial Officer, effective January 2005. He will be responsible for the controller, financial analysis and planning, auditing, tax, treasury, revenue assurance and business strategy organizations for the company, one of the largest US wireless providers with $22.5B in revenue in 2003.

Townsend replaces Andrew Halford, who has been named Group Financial Director Designate for Vodafone Group Plc, as previously announced.

Townsend joined Vodafone in May 1993. He has held a number of senior positions within the Group, including Chief Financial Officer of Europolitan Holdings AB in Sweden and Chief Financial Officer of Vodafone Australia, and most recently, Financial Director of Vodafone UK.

Prior to joining Vodafone, Townsend was with KPMG Peat Marwick. He holds a bachelors degree in Economics and Business Finance and is a member of the Institute of Chartered Accountants in England and Wales, for which he qualified in 1986.

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About Verizon Wireless

Verizon Wireless owns and operates the nation’s most reliable wireless network, serving 42.1 million voice and data customers. Headquartered in Bedminster, NJ, Verizon Wireless is a joint venture of Verizon Communications (NYSE:VZ) and Vodafone (NYSE and LSE: VOD). Find more information on the Web at www.verizonwireless.com. To receive broadcast-quality video footage of Verizon Wireless operations, log onto www.thenewsmarket.com/verizonwireless